Exhibit 99

(1)  The shares of Common Stock sold were held as follows: 54,695 by Tullis-Dickerson Capital Focus II, L.P., 67,151 by TD Javelin Capital Fund II, L.P. and 84,573 by TD Lighthouse Capital Fund, L.P.  TD Javelin Capital Fund II, L.P. and TD Lighthouse Capital Fund, L.P. are managed by TD II Regional Partners, Inc.  Tullis-Dickerson Capital Focus II, L.P. is managed by Tullis-Dickerson Partners II, L.L.C. Timothy M. Buono, Joan P. Neuscheler, James L. L. Tullis, Thomas P. Dickerson and Lyle A. Hohnke share the voting and/or dispositive power over all such shares.  The Reporting Person disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.